Exhibit 12.01

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                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                           COMPUTATION OF RATIO OF EARNINGS TO
                        FIXED CHARGES For the Twelve Months Ended March 31, 2001 and Each of the Five Years Ended December 31
                              (Millions of Dollars)

                                    12 Months
                                      Ended
                                    March 31,                            Year Ended December 31,
                                    ---------
                                             -----------------------------------------------------------------

                                      2001     2000      1999            1998          1997        1996
                                      ----     ----      ----            ----          ----        ----

Fixed Charges as defined:
    Interest on long-term debt     $101.7     $98.3      $94.4           $92.7          $94.0        $94.8
    Amortization of debt premium,
     discount and expense (net)       2.7       2.6        2.5             2.3            2.3          2.3
    Other interest expense            7.4       8.1        8.6             6.2            4.9          7.4
    Trust preferred                   3.8       3.8        3.8             3.8            0.7            -
    Interest component on rentals     1.4       1.2        0.8             0.8            1.8          2.3
                                      ---       ---        ---             ---            ---

         Total Fixed Charges (A)   $117.0    $114.0     $110.1         $105.8         $103.7         $106.8
                                   ======    ======     ======         ======         ======         ======

Earnings, as defined:
    Income                         $230.6    $231.3     $189.2         $227.2          $194.7        $190.5
    Income taxes                    133.4     133.1      109.7           132.2          100.6         108.1
    Total fixed charges above       117.0     114.0      110.1          105.8           103.7         106.8
                                             ------     ------         -----       -   -----         -----

         Total Earnings (B)         481.0    $478.4     $409.0         $465.2         $399.0         $405.4
                                    =====    ======     ======         ======         ======        ======

Ratio of Earnings to Fixed
   Charges (B/A)                     4.11      4.20       3.71          4.40           3.85            3.80


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